                                                                 EXHIBIT 10.4(C)


                      AMENDMENT TO DISTRIBUTION AGREEMENTS

      This AMENDMENT TO DISTRIBUTION AGREEMENTS (the "AGREEMENT") is made and entered into as of September ___, 1996 by and among International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS"), Boehringer Mannheim Corporation, an Indiana corporation ("BMC"), Boehringer Mannheim GmbH, a German corporation ("BMG") (BMC and BMG are sometimes hereinafter collectively referred to as "BM"), and Corange International Limited, a Bermuda corporation ("CIL"), with reference to the following facts:

      A. IRIS designs, manufactures and markets in vitro diagnostic imaging systems, including The Yellow IRIS(R) family of urinalysis workstations ("THE YELLOW IRIS"). BM designs, manufactures and markets clinical chemistry and diagnostic products, including the CHEMSTRIP Super UA analyzer (the "SUPER UA"). BMC, BMG and CIL are affiliated companies.

      B. On January 7, 1994, IRIS and BMC entered into an Agreement for a Strategic Alliance in Urinalysis (the "TEST STRIP AGREEMENT"). Under the Test Strip Agreement, BMC agreed to sell, and IRIS agreed to purchase, urine test strip readers for The Yellow IRIS and related CHEMSTRIP/IRIStrip(R) urine test strips. Additionally, the Test Strip Agreement stated that the parties would further explore areas in which they might cooperate in the future.

      C. On April 20, 1994, CIL, IRIS and LDA Systems, Inc. ("LDA") entered into a Securities Purchase Agreement (the "SECURITIES PURCHASE AGREEMENT"). Pursuant to the Securities Purchase Agreement, CIL invested $1.2 million in LDA which provided additional funding for a joint development project between LDA and IRIS for The White IRIS(R) leukocyte differential analyzer. The parties also agreed in the Securities Purchase Agreement to negotiate in good faith the terms of a partnership, joint venture, contract or other mutually acceptable arrangement to jointly develop, manufacture and market a hematology workstation. In June 1995, IRIS acquired LDA and later merged LDA into IRIS.

      D. IRIS, BMG and BMC entered into a Research and Development and Distribution Agreement on February 6, 1995, and IRIS and BMG entered into an Addendum thereto on March 15, 1996 (as amended by the Addendum, the "REFERENCE LABORATORY AGREEMENT"). Under the Reference Laboratory Agreement, IRIS and BM agreed to collaborate on the development and marketing of a walkaway urinalysis system. The development of this system has been completed, and IRIS began marketing the system in May 1996 as the Model 900UDx urine pathology system (the "MODEL 900UDX").

      E. In connection with the above transactions, CIL acquired and currently owns 469,413 shares of common stock of IRIS (the "IRIS SHARES") and a warrant dated February 6, 1995 to purchase an additional 250,000 shares of common stock of IRIS (the

"IRIS WARRANT"). CIL's aggregate investment in the IRIS Shares and IRIS Warrants is $2,132,141.

      F. After reconsideration of the potential application of IRIS technology to its business by various divisions, BM has stated, and IRIS accepts, that BM is no longer interested in pursuing a strategic partnership with IRIS concerning the development of future imaging systems based on laminar flow technology. As a result, the parties desire to amend the terms of their relationship as set forth below in this Agreement.

      NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.    Hematology.

      1.1 Hematology Joint Venture. IRIS, BM and CIL agree that the parties to the Securities Purchase Agreement fulfilled their respective obligations under
Section 5 thereof (Joint Venture to Develop Hematology Workstation) regarding the negotiation of a potential joint venture to develop, manufacture and market a hematology workstation. The option for further cooperation expired without being exercised, and the parties shall have no further obligations under Section 5 of the Securities Purchase Agreement.

      1.2 Purchase IRIS Securities. As compensation to IRIS for potentially missed business opportunities, CIL hereby sells to IRIS, and IRIS hereby purchases from CIL, the IRIS Shares for an aggregate price of $2,132,141 payable on or before December 31, 1996. CIL also hereby surrenders the IRIS Warrant unexercised for immediate cancellation. CIL represents and warrants that it owns the IRIS Shares and the IRIS Warrant free and clear of any liens, claims, options or other encumbrances of any kind.

2.    Model 900UDx Urine Pathology System.

      2.1 Commitment to Project. Both IRIS and BM have contributed to the joint development of the Model 900UDx and both companies are committed to the completion of this project. Thus, the commercial benefits should be mutually shared as provided herein. Therefore, IRIS commits to using the Model 900UDx exclusively in connection with the Super UA except as provided in Sections (System Distribution-- Japan) and (Other Urinalysis Systems).

      2.2       System Manufacture.

            2.2.1 FESH Module. BM agrees to continue to supply IRIS with the front end sample handling module (the "FESH") of the Model 900UDx at BM's cost of goods sold until IRIS discontinues sales of the Model 900UDx and, for six years thereafter, to supply at BM's cost of goods sold any components thereto required by IRIS to maintain the installed base of Model 900UDx systems. Furthermore, subject to Section 4, BM


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hereby grants IRIS a non-exclusive, world-wide, royalty-free license in perpetuity to manufacture and market the FESH as a component of any system so long as such system also includes the Super UA as a component. BM shall cooperate to the extent reasonably requested by IRIS to enable IRIS to manufacture the FESH.

            2.2.2 Super UA and Other Components. BM shall continue to supply Super UA's for the Model 900UDx but is relieved of its obligation under Section
2.01 (System Manufacture) of the Reference Laboratory Agreement to supply the ASK pattern recognition software and transputer boards. Except as expressly modified herein, the parties shall continue to manufacture the Model 900UDx in accordance with the terms of the Reference Laboratory Agreement.

      2.3 System Distribution. Section 2.02 (Exclusive Distribution) of the Reference Laboratory Agreement is hereby terminated. In lieu thereof, and subject to Section , the parties agree to the following distribution arrangements:

            2.3.1 United States, Canada and Taiwan. IRIS shall be the exclusive distributor for the Model 900UDx in the United States, Canada and Taiwan.

            2.3.2 Germany. BM shall be the exclusive distributor for the Model 900UDx in Germany.

            2.3.3 Italy. BM shall be the exclusive distributor for the Model 900UDx in Italy until June 30, 1997. If BM does not commit in writing with a non-cancellable purchase order by such date to purchase for sale in Italy a mutually agreed upon sales commitment (to be negotiated each year) or thereafter fails to fulfill such commitment, IRIS and BM shall both have the right to distribute the Model 900UDx in Italy.

            2.3.4 Japan. IRIS and BM will work together cooperatively to identify acceptable distribution arrangements in Japan for Model 900UDx systems which include the Super UA as a component. If they do not reach an agreement on such arrangements by March 31, 1997, IRIS shall be the exclusive distributor for the Model 900UDx in Japan, but the systems distributed in Japan shall not include the Super UA as a component. Notwithstanding Section , IRIS shall be entitled to include in such systems FESH modules from BM and another urine test strip reader of its choice.

            2.3.5 Other Countries. IRIS and BM shall both have the right to distribute the Model 900UDx in all other countries. IRIS may in its sole discretion consider granting BM additional exclusive distributorships for the Model 900UDx on a country-by-country level based on BM sales forecasts.

            2.3.6 BM and IRIS Distributors. Either party may exercise its distribution rights hereunder by appointing one or more distributors to distribute the


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
Model 900UDx on its behalf in any part or all of such party's authorized distribution territory.

      2.4 BM Purchase of Systems. IRIS shall sell, and BM shall purchase, the Model 900UDx at IRIS' cost of goods without any adjustment, and Section 2.03 (Purchase of Systems, Adjustment to Purchase Price) of the Reference Laboratory Agreement is hereby terminated. IRIS and BM agree that Section 2.05 (Minimum Purchases) of the Reference Laboratory Agreement is also hereby terminated. As a result, BM no longer is required to purchase from IRIS any minimum number of Model 900UDx systems (except as provided above in Section for the Italian market), and IRIS no longer is required to purchase from BM any FESH modules (except as provided above in Section ), ASK pattern recognition software or transputer boards.

3.    Other Distribution Arrangements.

      3.1 Urine Test Strips, Test Strip Readers and Related Marketing Activities. IRIS continues to be the exclusive, world-wide distributor of CHEMSTRIP urine strip readers and CHEMSTRIP/IRIStrip urine test strips for use with The Yellow IRIS as provided by the terms of the Test Strip Agreement. Subject to Section of this Agreement, Section 1.01 (Purchase and Supply) of the Test Strip Agreement shall remain in effect except that Exhibit B (Pricing) to the Test Strip Agreement is hereby amended and restated in its entirety to read as set forth on EXHIBIT B attached hereto. In partial consideration thereof,
Section 4.05 (Marketing Activities and Material) of the Test Strip Agreement is hereby terminated, relieving BMC of any further obligation after the date hereof to spend $150,000 annually promoting microscopy. For 1996, BM's commitment for marketing expenditures will be pro rated from January 1, 1996 through the date hereof, and BM shall provide IRIS with an accounting of such expenditures within 30 days of the date hereof. Subject to BMC approval, which will not be unreasonably withheld, IRIS may include the BM name and logo and Super UA and CHEMSTRIP trademarks in promotional materials, and, subject to IRIS approval, which will not be unreasonably withheld, BMC may include the IRIS name and logo and Model 900UDx and The Yellow IRIS trademarks in promotional materials. Each party represents and warrants to the other that its respective names, logos and trademarks do not infringe the United States copyrights or trademarks of any third party and agrees to defend, indemnify, and hold harmless the other party from any liability under United States law arising from any such infringement. Except as set forth in the preceding sentence, neither party shall have any obligation to indemnify the other for any liability arising out or the use of such names, logos and trademarks.

      3.2        Super UA Test Strips and Other Supplies.

            3.2.1 United States. IRIS and BM shall work cooperatively to sell stand-alone Super UA analyzers and Model 900UDx systems in the United States. BM shall be the exclusive distributor in the United States of Super UA supplies for stand-alone Super


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UA analyzers, and IRIS shall be the exclusive distributor in the United States of Super UA supplies for Super UA analyzers used in conjunction with a Model 900UDx system, whether included as an OEM component of the Model 900UDx or previously placed on a stand-alone basis and subsequently attached to the Model 900UDx system. Notwithstanding the preceding sentence, BM shall be the exclusive distributor in the United States of Super UA supplies for all Super UA analyzers placed by BM prior to the date hereof, whether used on stand-alone basis or in conjunction with a Model 900UDx (the "Super UA Installed Base"). Subject to the preceding sentence, BM agrees that IRIS may distribute supplies to customers for Super UA analyzers placed in the United States after the date hereof but prior to the sale of a Model 900UDx should IRIS later sell the customer the flow microscope and view station components of a Model 900UDx. Notwithstanding the foregoing, BM shall not be prohibited from selling Super UA supplies through normal distribution channels reasonably intended to supply the Super UA Installed Base or place restrictions on its distributors which unreasonably impede the resale of Super UA supplies to the Super UA Installed Base.

            3.2.2 Outside the United States. BM shall be the exclusive distributor outside the United States of Super UA supplies for Super UA analyzers (whether or not attached to a Model 900UDx system), except that IRIS shall be a non-exclusive distributor outside the United States of Super UA supplies for Super UA analyzers sold by IRIS as an OEM component of the Model 900UDx.

            3.2.3 Termination of Prior Distribution Arrangement. The provisions of this Section supersede Section 3.02 (Appointment of IRIS as CHEMSTRIP 10 SUA Reagent Distributor) of the Reference Laboratory Agreement, and such Section is hereby terminated.

            3.2.4 Supply of Analyzers and Related Supplies. BM will supply IRIS with the Super UA and related supplies under private label to IRIS for distribution as provided above on the terms provided in Section 3.03 (Pricing) of the Reference Laboratory Agreement, and IRIS will ensure that such BM products are only supplied to Model 900UDx customers. BM will ship Super UA supplies directly from BM's manufacturing facility to any IRIS facility in the United States designated by IRIS.

      3.3 Other BMC Urinalysis Products. BM hereby appoints IRIS a non-exclusive distributor in the United States of the other BM urinalysis products listed on EXHIBIT A attached hereto to hospitals and reference laboratories. BMC agrees to sell such products to IRIS at BM's then current published distributor prices; provided, however, that BM shall rebate to IRIS the amount required to yield a margin of 10% to IRIS on sales of such products made with BM's approval to end users below BM's then current published distributor list price due to contract pricing previously negotiated between BM and the end user. All rebates shall be processed in accordance with the BM Distributor Rebate/Chargeback Policy attached hereto as EXHIBIT C. IRIS agrees to provide BM with reasonably available sales data for sales to customers by IRIS for all BM products


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
distributed by IRIS, and BM agrees to provide IRIS with reasonably available sales data for sales to customers by BM for all IRIS products distributed by BM.

      3.3.1 Seditron. IRIS retains the option to become the exclusive United States distributor for Seditron under Section 3.01 (Appointment of IRIS as Seditron Distributor) of the Reference Laboratory Agreement. All necessary technical information and three demo units will be provided to IRIS within 60 days of the date hereof. IRIS will provide a written decision regarding its distribution option with forecasted sales within 90 days of its receipt of the three demo units. Final Seditron pricing will be negotiated between IRIS and BM based on an analysis of the market acceptance, but the original pricing contained in Section 3.03 (Pricing) will be used as a guideline.

4.    Product Support and Manufacturing Option.

      4.1 Model 900UDx. For a period of six (6) years beyond the last date of sale of the Model 900UDx to an end user by IRIS, BM agrees to supply (i) private label Super UA urine test strips and other supplies for the Model 900UDx at the price specified in the Reference Laboratory Agreement and (ii) Super UA components at BM's cost of goods sold as required by IRIS to maintain and repair the installed base of Model 900UDx systems. BM will ship private label Super UA test strips and other Super UA supplies directly from BM's manufacturing facility to any IRIS facility in the United States designated by IRIS.

      4.2 Other Models of The Yellow IRIS. For a period of six (6) years beyond the last date of sale of any model of The Yellow IRIS containing a CHEMSTRIP urine test strip reader to an end user by IRIS, BM agrees to supply at the price set forth on EXHIBIT B attached hereto (i) CHEMSTRIP/IRIStrip urine test strips and (ii) CHEMSTRIP urine test strip readers as required by IRIS to maintain the installed base of The Yellow IRIS. Subject to providing BM with six months notice, IRIS shall have the right to manufacture and market its own urine test strips for The Yellow IRIS; provided, however, that IRIS shall not market such test strips for use with systems placed before the 90th day prior to the first date of sale of IRIS manufactured urine test strips. Until the end of the six month notice period, BM shall continue to supply, and IRIS shall continue to purchase, CHEMSTRIP/IRIStrip urine test strips in accordance with Section 1.01 (Purchase and Supply) of the Test Strip Agreement; provided, however, that BM shall not be obligated to sell CHEMSTRIP readers to IRIS after the date of such notice except as required by IRIS to maintain the installed base of The Yellow IRIS and to fill prior sales commitments for The Yellow IRIS. After the end of the six month notice period, Section 1.01 (Purchase and Supply) of the Test Strip Agreement shall be deemed terminated, and the obligations of the parties with respect to such products shall be governed by the first sentence of this Section . Unless and until IRIS exercises such manufacturing right, IRIS agrees to continue to purchase CHEMSTRIP/IRIStrip urine test strips as finished goods, rather than as unlabeled vials or raw material.


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      4.3  Leukocyte Esterase License. BM hereby grants to IRIS a non-exclusive, non-sublicensable worldwide license in perpetuity to manufacture and market urine test strips containing BM's leukocyte esterase test paper. If IRIS elects to use such license: (i) IRIS shall pay BMC a $250,000 upfront payment and a 7 1/2% royalty on net sales of all urine test strips containing BM's leukocyte esterase test paper; (ii) only IRIS may manufacture test strips containing BM's leukocyte esterase paper and IRIS may not subcontract the manufacture of such test strips to a third party; and (iii) BM shall sell to IRIS, and IRIS shall purchase from BM, all of the IRIS requirement for leukocyte esterase test paper at the lesser of (a) the lowest price available to any other BM customer or (b)
250.00 DM per 100 meter by 5 millimeter roll. Notwithstanding the foregoing, IRIS shall not have any obligation under this Section (i) to pay any royalty with respect to sales of test strips containing BM leukoctye test paper after the last to expire of the United States patents heretofore issued for BM's leukocyte esterase test paper or (ii) to purchase BM leukoctye esterase test paper if and to the extent that IRIS later elects not to use BM's leukocyte esterase technology in the IRIS test strips. After the last to expire of the United States patents heretofore issued for BM's leukocyte esterase test paper, BM shall be obligated to supply leukocyte esterase test paper to IRIS only so long as BM continues to distribute such test paper to third parties, and the parties shall renegotiate in good faith the price for BM leukoctye esterase test paper giving due consideration to the price BM charges third parties.

5.    Development of Additional Urinalysis Systems.

      5.1 Model 900UDx. IRIS shall carry out future development of 900UDx, without additional financial support from BM beyond the commitment in the Addendum to the Reference Laboratory Agreement, to the mutual benefit of both companies. IRIS acknowledges the receipt of the first installment of $150,000 upon execution of the Addendum, and BM shall pay the second installment of $100,000 concurrently with the execution of this Agreement. The third installment of $100,000 shall be due in accordance with the terms of the Addendum. Section 1.04 (Invention Rights) of the Reference Laboratory Agreement shall continue to apply with respect to any inventions created as result of future development of the Model 900UDX.

      5.2 Other Urinalysis Systems. Section 5.10 (Development of Additional Microscopy Systems) of the Reference Laboratory Agreement is hereby terminated, and the parties waive any prior obligation to comply with the provisions of such Section . However, BM agrees to provide IRIS with six (6) months notice prior to introducing a system competitive with any automated microscopic urinalysis system then marketed by IRIS. In the event that BM introduces such a competitive system in any country, (i) BM shall be deemed to have waived the exclusivity, if applicable, of its right to distribute the Model 900UDx in that country and (ii) IRIS shall no longer have any obligation to use the Model 900UDx exclusively with the Super UA with respect to any Model 900 UDX systems placed after the date of introduction of such competitive system.


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6.    Miscellaneous.

      6.1 Public Announcements. IRIS and BM shall consult with each other regarding any public announcement concerning this Agreement or their relationship and neither side shall make such a public announcement without the prior consent of the other except as required by applicable law or regulation.

      6.2 Cost of Goods Sold. For purposes of this Agreement, the "cost of goods sold" for each party shall be determined on a consolidated basis after eliminating the effects of intercompany transactions and transactions with affiliates.

      6.3 Parties as Consolidated Entities. The parties acknowledge the fact they are consolidated entities and agree that the provisions of this Agreement apply to the parties and all of their respective subsidiaries and affiliates.

      6.4 Timing of Shipments. BM agrees to use reasonable efforts to ship all test strip products within 90 days of receipt of a purchase order from IRIS.

      6.5 Complete Agreement. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. Except to the extent modified herein, the Test Strip Agreement, the Securities Purchase Agreement and the Reference Laboratory Agreement shall remain in full force and effect. In the event of any conflict between this Agreement, on the one hand, and the Test Strip Agreement, the Securities Purchase Agreement or the Reference Laboratory Agreement, on the other hand, this Agreement shall control. Each of the parties hereby releases any and all claims it may have against the other parties for any prior breach of the Test Strip Agreement, the Securities Purchase Agreement or the Reference Laboratory Agreement.

      6.6 Amendments and Waivers. This Agreement may not be amended, altered or modified, and compliance with any provision waived, except by a writing signed by the parties; provided, however, that any future amendment, alteration, modification, waiver or consent given by BMC, BMG or CIL shall be binding on all of them.

      6.7 Remedies. The parties acknowledge that the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement will be inadequate. Therefore, each party to this Agreement shall be entitled to seek specific performance as a remedy for any breach of this Agreement. Such remedy shall not be deemed to be the exclusive remedy of a party hereto for the breach of this Agreement by any other party hereto, but shall be in addition to all other remedies available at law or in equity to the party suffering such breach.


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      6.8  Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

      6.9 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telex, facsimile, telegram, or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

                  If to IRIS:

                        International Remote Imaging Systems, Inc.
                        9162 Eton Avenue
                        Chatsworth, California 91311
                        (818) 709-1244 (telephone)
                        (818) 700-9661 (facsimile)
                        Attn:  Fred H. Deindoerfer

                        With a copy to:

                        Irell & Manella LLP
                        1800 Avenue of the Stars, Suite 900
                        Los Angeles, California 90067
                        (310) 277-1010 (telephone)
                        (310) 203-7199 (facsimile)
                        Attn:  Theodore E. Guth, Esq.

                  If to BMC, BMG or CIL:

                        Boehringer Mannheim Corporation
                        9115 Hague Road
                        Indianapolis, Indiana 45250
                        (317) 576-7401 (telephone)
                        (818) 576-7317 (facsimile)
                        Attn:  Dennis MacDonnell

                        and


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
                        Boehringer Mannheim GmbH
                        Sandhofer Strasse 116
                        D-68298 Mannheim, Germany
                        49-621-759-2890 (telephone)
                        49-621-759-6650 (facsimile)
                        Attn:  Rainer Steinhausen

                        With a copy to:

                        Boehringer Mannheim Corporation
                        9115 Hague Road
                        Indianapolis, Indiana 45250
                        (317) 576-3950 (telephone)
                        (818) 576-3082 (facsimile)
                        Attn:  Legal Department

      Any notice sent by certified mail shall be deemed to have been given three
(3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

      6.10 No Assignment. None of the parties may assign any of its rights under this Agreement without the prior written consent of the others, which shall not be unreasonably withheld.

      6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

      6.12 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

      6.13 Waivers. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party or its representative, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

      6.14 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.


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      6.15  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      *** [NEXT PAGE IS SIGNATURE PAGE] ***


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                                 Signature Page

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                  "IRIS"

                                  INTERNATIONAL REMOTE IMAGING SYSTEMS,
                                  INC.

                                  By:___________________________________________

                                  Name:_________________________________________

                                  Title:________________________________________

                                  "BMC"

                                  BOEHRINGER MANNHEIM CORPORATION

                                  By:___________________________________________

                                  Name:_________________________________________

                                  Title:________________________________________

                                  "BMG"

                                  BOEHRINGER MANNHEIM GMBH

                                  By:___________________________________________

                                  Name:_________________________________________

                                  Title:________________________________________

                                  "CIL"

                                  CORANGE INTERNATIONAL LIMITED

                                  By:___________________________________________

                                  Name:_________________________________________

                                  Title:________________________________________